EXHIBIT 10.4
AEBI SCHMIDT GROUP
RESTRICTED STOCK UNIT AWARD AGREEMENT

Dear #ParticipantName#,
This is an individual Award Agreement under the “Equity Incentive Plan Aebi Schmidt Group” (the “Plan”); capitalized terms not defined herein shall have the meaning assigned to such terms in Appendix 1 to the Plan.
We are very happy to confirm that the Board has decided to offer to you a grant of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Plan and the further individual details set out below:

Name of the Participant	#ParticipantName#
Birth date of the Participant	#GrantCustom1#
Individual Grant Target Value	RSUs: $#GrantCustom2# (USD)
RSU Conversion Price	RSUs: $Conversion Price (USD)
Resulting Number of Units granted	RSUs: #QuantityGranted#
Grant Date	Grant Date
Vesting Date	Vesting Date
Share Delivery Date	As per article 5.7 of the Plan
Further relevant rules, if deviating from the general terms and conditions of the Plan	None

In signing this Award Agreement by [Date], the above individual accepts and acknowledges the terms and conditions of the Plan (including all appendices and related documents) as well as the further details set out in this Award Agreement, and thus becomes a Participant with respect to the grant of RSUs as stated above. Unless otherwise determined by the Board, any Award Agreement signed and/or submitted after the aforementioned due date shall be invalid, i.e., the respective RSUs will be deemed not having been granted.
The Board in its sole discretion may determine electronic Award Agreement acceptance procedures. For the [Year] grant, Award Agreements are to be reviewed and accepted via the Fidelity stock administration system.
The Participant represents to the Company that the Participant has reviewed with the Participant's own tax advisors the tax consequences of this award of RSUs and the transactions contemplated by this Award Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

The following additional rules and limitations apply to Awards granted to Participants subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and they may be disregarded for other Participants:
•If the Participant is subject to Section 16 of the Exchange Act, the Plan, this Award Agreement, and the RSUs, will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Award Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
The following additional special rules and limitations apply to Awards granted to U.S. Participants (as defined hereinafter), and they may be disregarded for other Participants:
•“U.S. Participants”, for the purposes of the Plan, this Award Agreement, and the Awards granted herewith, are all Participants subject to the tax regime of the United States, including, without limitation, U.S. citizens, green-card holders, U.S. residents, or persons performing services for the Group in the United States of America.
•"Code" means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.
•With respect to U.S. Participants, this Plan as well as payments and benefits under this Plan, are intended to be exempt from, or to the extent subject thereto, to comply with, Section 409A of the Code ("Section 409A"), and, accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance therewith. Notwithstanding anything contained in this Plan to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment or service with the Company for purposes of this Plan and no payment shall be due to the Participant under this Plan or any Award until the Participant would be considered to have incurred a "separation from service" from the Company and its Subsidiaries within the meaning of Section 409A. Any payments described in this Plan that are due within the "short term deferral period" as defined in Section 409A, shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Subsidiaries) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. Neither the Company nor any of its Subsidiaries makes any representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Neither the Company nor any person acting on its behalf shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an award hereunder to satisfy the requirements of Section 409A. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

•Participation in the Plan confers no rights or interests other than as herein provided. This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Award Agreement.
•The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company's satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Board deems necessary or appropriate to satisfy any applicable laws. The Company's inability to obtain authority from any regulatory body having jurisdiction, which the Board determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

Aebi Schmidt Holding AG:

[Grant Date]

/s/ Barend Fruithof	/s/ Andreas Rickenbacher
Barend Fruithof, Chairman and Group CEO	Andreas Rickenbacher, Chairman
Compensation Committee

Participant:

Click Accept in the Fidelity stock administration
system to accept this Award Agreement.
____________________________________________
#ParticipantName#